                                                      EXHIBIT 3.f


                             KEYSTONE PROPERTY TRUST


              ARTICLES SUPPLEMENTARY CLASSIFYING AND DESIGNATING A
                          SERIES OF PREFERRED SHARES AS
                      SERIES C CONVERTIBLE PREFERRED STOCK
                           AND FIXING DISTRIBUTION AND
                   OTHER PREFERENCES AND RIGHTS OF SUCH SERIES


         KEYSTONE PROPERTY TRUST, a Maryland statutory real estate investment trust, having its principal office in the State of Maryland in the City of Baltimore (the "TRUST"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "DEPARTMENT") that:

         Pursuant to authority expressly vested in the Board of Trustees by
Article IV of the Declaration of Trust, the Board of Trustees adopted resolutions reclassifying 800,000 Common Shares, par value $.001 per share, into 800,000 shares of Series C Convertible Preferred Stock, par value $.001 per share, and determined the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, number of shares and dividend rate.

         The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, number of shares and dividend rate of the Series C Convertible Preferred Stock are as follows:

         SECTION 1. NUMBER OF SHARES AND DESIGNATION. This series of Preferred Shares shall be designated as Series C Convertible Preferred Stock, par value $.001 per share (the "SERIES C PREFERRED SHARES"), and the number of Preferred Shares which shall constitute such series shall be 800,000 shares which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

         SECTION 2. DEFINITIONS. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

         "ACT" shall mean the Securities Act of 1933, as amended.

         "ANNUAL DIVIDEND RATE" shall have the meaning set forth in Section 3(a) hereof.

         "BOARD OF TRUSTEES" shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

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

         "CHANGE IN CONTROL" shall mean any merger or consolidation of the Trust in which one or more entities which are not affiliates of the Trust acquire more than 50% of the Trust's outstanding voting equity securities or as a result of which shareholders of the Trust immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity's outstanding common shares.

         "COMMON BASE AMOUNT" shall have the meaning set forth in Section 3(a) hereof.

         "COMMON SHARES" shall mean the Common Shares, par value $.001 per share, of the Trust.

         "CONSTITUENT PERSON" shall have the meaning set forth in Section 7(e) hereof.

         "CONVERSION PRICE" shall mean the conversion price per Common Share for which each Series C Preferred Share is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial conversion price shall be $15.75 (equivalent to a conversion rate of 1.587302 Common Shares for each Series C Preferred Share).

         "CONVERSION PRICE ADJUSTMENT" shall have the meaning set forth in
Section 3(a) hereof.

         "CONVERSION RATIO" shall mean the quotient of (A) $25.00 divided by
(B) the Conversion Price then in effect.

         "CURRENT MARKET PRICE" shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten consecutive trading days ending on such date.

         "DECLARATION" shall mean the Trust's Declaration of Trust and any amendments or supplements thereto.

         "DEPARTMENT" shall have the meaning set forth in the introductory paragraph hereof.

         "DIVIDEND PAYMENT DATE" shall mean, with respect to each Dividend Period, the last calendar day of January, April, July and October, in each year, commencing on October 31, 1999; PROVIDED, HOWEVER, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

         "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include October 31, 1999).

         "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, determined in accordance with Generally Accepted Accounting Principles ("GAAP").

         "FIXED CHARGE COVERAGE RATIO" shall mean the ratio of EBITDA to the Fixed Charges of the Trust for a given period. In the event that the Trust incurs, issues, assumes or retires any

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

indebtedness or preferred shares prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such transaction, as if the such transaction had occurred at the beginning of the given period for which the Fixed Charge Coverage Ratio is calculated.

         "FIXED CHARGES" shall mean the sum of (i) the consolidated interest expense of the Trust and the Subsidiaries for a given period, determined in accordance with GAAP, and (ii) all accrued dividend payments on any series of preferred equity of the Trust and the Subsidiaries. Fixed Charges shall not include intercompany interest or dividends.

         "ISSUE DATE" shall mean the date on which any Series C Preferred Shares are issued and sold.

         "JUNIOR SHARES" shall have the meaning set forth in Section 9(a)(iii) hereof.

         "LIQUIDATION" shall mean (i) a dissolution or winding up of the Trust, whether voluntary or involuntary, (ii) a consolidation or merger of the Trust with and into one or more entities which are not affiliates of the Trust which results in a Change in Control or (iii) a sale or transfer of all or substantially all of the Trust's assets other than to an affiliate of the Trust.

         "LIQUIDATION PREFERENCE" shall have the meaning set forth in Section 4(a) hereof.

         "LIQUIDATION PREMIUM" shall mean (X) on or prior to the fifth anniversary of the date of these Articles Supplementary, in connection with
(i) a Merger Liquidation in which the surviving entity is a Qualified Entity, an amount equal to 5% of the Liquidation Preference or (ii) any other Liquidation, an amount equal to 10% of the Liquidation Preference, or (Y) after the fifth anniversary of the date of these Articles Supplementary, in connection with any Liquidation, an amount equal to the difference between the Redemption Price set forth in Section 5 and the Liquidation Preference.

         "MARKET PRICE" shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange ("AMEX") or, if the Common Shares are not listed or admitted for trading on AMEX, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASD Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, or if the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Trustees or, if there is no such professional market maker, such amount as the Board of Trustees determines to be the value of a Common Share.

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

         "MERGER LIQUIDATION" shall mean a Liquidation which constitutes a consolidation or merger of the Trust with one or more entities that are not affiliates of the Trust and as a result of which the Trust is not the surviving entity.

         "NON-ELECTING SHARE" shall have the meaning set forth in Section 7(e) hereof.

         "PARITY SHARES" shall have the meaning set forth in Section 9(a)(ii) hereof.

         "PERSON" shall mean any individual, firm, partnership, corporation, trust, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "PREFERRED SHARES" shall mean the preferred shares of beneficial interest, par value $.001 per share, of the Trust.

         "PURCHASE PRICE" shall mean Twenty-Five Dollars ($25.00) per Series C Preferred Share issued hereunder.

         "QUALIFIED ENTITY" shall mean any Person that either (i) is or may be the issuer of senior unsecured debt securities which are rated no lower than investment grade by either Standard & Poor's Rating Service, Inc., a division of the McGraw Hill Companies, Inc. ("S&P"), or Moody's Investors Services, Inc. ("MOODY'S"), which rating may (A) relate to any outstanding issue of such debt securities or (B) relate to any unissued debt securities registered on an effective shelf registration statement or (ii) is an issuer of outstanding preferred equity securities which are rated no lower than Ba1 by Moody's or BB+ by S&P.

         "RATCHETED AMOUNT" shall have the meaning set forth in Section 3 hereof.

         "REDEMPTION DATE" shall have the meaning set forth in Section 5(a) hereof.

         "REDEMPTION NOTICE" shall have the meaning set forth in Section 5(a) hereof.

         "REDEMPTION PRICE" shall have the meaning set forth in Section 5(a) hereof.

         "SECURITIES" shall have the meaning set forth in Section 7(d)(iii) hereof.

         "SERIES C PREFERRED SHARES" shall have the meaning set forth in
Section 1 hereof.

         "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

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         "SUBSIDIARIES" means subsidiary corporations, trusts, partnerships, limited partnerships, joint ventures and limited liability companies which are directly or indirectly and wholly or majority owned by the Trust, including, unless the context requires otherwise, Keystone Operating Partnership, L.P.

         "TRADING DAY" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

         "TRANSACTION" shall have the meaning set forth in Section 7(e) hereof.

         "TRUST" shall have the meaning set forth in the introductory paragraph hereof.

         SECTION 3. DIVIDENDS.

                  (a) The holders of Series C Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees out of funds legally available for that purpose, dividends payable in cash at the rate per annum equal to (i) $2.4375 per Series C Preferred Share ("ANNUAL DIVIDEND RATE") PLUS (ii) an amount (the "RATCHETED AMOUNT") equal to the product of (x) the amount by which cash dividends with respect to each Common Share exceeds $1.54 (the "COMMON BASE AMOUNT") and (y) the Conversion Ratio in effect immediately after any adjustment to the Conversion Price pursuant to Section 7(d) below (a "CONVERSION PRICE ADJUSTMENT"); PROVIDED, THAT, at the time of a Conversion Price Adjustment, the Common Base Amount shall be adjusted to an amount equal to the product of (I) the Common Base Amount in effect immediately prior to the Conversion Price Adjustment and (II) a fraction, the numerator of which shall be the Conversion Ratio in effect prior to the applicable Conversion Price Adjustment and the denominator of which shall be the Conversion Ratio in effect immediately after the applicable Conversion Price Adjustment. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall compound at a rate per annum equal to 9.75% and shall be payable quarterly, when, as and if authorized and declared by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series C Preferred Shares, as they appear on the share records of the Trust at the close of business on each record date which shall not be less than ten nor more than 30 days preceding the applicable Dividend Payment Date (the "DIVIDEND PAYMENT RECORD DATE"), as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Trustees. The amount of accrued and unpaid dividends (including any Ratcheted Amount if applicable) on any Series C Preferred Share at any date shall be the amount of any dividends thereon calculated and compounded at the applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash.

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

                  (b) The amount of dividends payable for each full Dividend Period for the Series C Preferred Shares shall be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series C Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series C Preferred Shares, plus any other amounts provided in these Articles Supplementary.

                  (c) So long as any Series C Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series C Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Shares and such Parity Shares.

                  (d) So long as any Series C Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Trust or any subsidiary), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case (i) all accumulated and unpaid dividends on all outstanding Series C Preferred Shares and any other Parity Shares of the Trust shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and any Parity Shares.

         SECTION 4. LIQUIDATION PREFERENCE.

                  (a) In the event of any Liquidation, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series C Preferred Shares shall be entitled (subject to the Continuation Right of such holders described below) to receive an amount equal to the greater of
(i) (A) Twenty-Five Dollars ($25.00) per Series C Preferred Share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder (the "LIQUIDATION PREFERENCE") plus (B) the Liquidation Premium or (ii) an amount per Series C

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Preferred Share equal to the amount which would have been payable had each
Series C Preferred Share been converted into Common Shares immediately prior to such Liquidation. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a share dividend, share split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Trust. Until the holders of the Series C Preferred Shares have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Trust, or proceeds thereof, distributable among the holders of Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series C Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Series C Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.

In connection with a Merger Liquidation, the holders of Series C Preferred Units shall have the right (a "CONTINUATION RIGHT") to elect, by delivering written notice to the Partnership not less than five Business Days prior to the Merger Liquidation, to require the Partnership to make provision for the Series C Preferred Units to be assumed by the surviving entity as described in Section 7(e); PROVIDED, HOWEVER, notwithstanding the election by the holders of the Series C Preferred Shares of the Continuation Right, the Trust shall have the right, in connection with any Merger Liquidation, to elect, by delivering written notice to the holders of Series C Preferred Shares at any time prior to the Merger Liquidation, to redeem any or all of the outstanding Series C Preferred Shares for an amount per Series C Preferred Share equal to the Liquidation Preference plus a premium equal to 10% of the Liquidation Preference.

                  (b) Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Trust, after payment shall have been made in full to the holders of Series C Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares and any Parity Shares shall not be entitled to share therein.

         SECTION 5. REDEMPTION.

                  (a) At any time on or after the fifth anniversary of the Issue Date, upon the written election of the Trust given to each record holder of Series C Preferred Shares (the "REDEMPTION NOTICE"), the Trust may redeem for cash on the date specified in the Redemption Notice (which date shall not be less than 20 days nor more than 30 days after the date of the Redemption Notice) (the "REDEMPTION DATE") all or part of the outstanding Series C Preferred Shares at a price per Series C Preferred Share equal to the following amounts or percentages of the Liquidation Preference during the following periods (the "REDEMPTION PRICE"):

         Following the fifth anniversary of the Issue Date through and
         including the sixth anniversary of the Issue Date..............................      104.75%

         Following the sixth anniversary of the Issue Date through and
         including the seventh anniversary of the Issue Date............................    103.5625%


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         Following the seventh anniversary of the Issue Date through and
         including the eighth anniversary of the Issue Date.............................     102.375%

         Following the eighth anniversary of the Issue Date through and
         including the ninth anniversary of the Issue Date..............................    101.1875%

         Following the ninth anniversary of the Issue Date and thereafter...............         100%


                  (b) If less than all of the outstanding Series C Preferred Shares are called for redemption by the Trust, the number of Series C Preferred Shares to be redeemed from the holders of the Series C Preferred Shares shall be redeemed PRO RATA among such holders on the basis of the respective number of Series C Preferred Shares owned by such holders.

                  (c) From and after the Redemption Date or the date on which the Change in Control becomes effective, as the case may be, (i) except as otherwise provided herein, dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares of the Trust shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date or the date on which the Change in Control becomes effective, as the case may be, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York or in Philadelphia, Pennsylvania and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series C Preferred Shares to be redeemed on any cash so set aside by the Trust.

         SECTION 6. REACQUIRED SHARES. All Series C Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Series C Preferred Shares.

         SECTION 7. CONVERSION. Holders of Series C Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section 7, a holder of Series C Preferred Shares shall have the right, at his or her option, at any time and from time to time, to convert such shares into the number of fully paid and nonassessable Common Shares obtained by dividing the aggregate Liquidation Preference of such Series C Preferred Shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7) by surrendering such Series C Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; PROVIDED, HOWEVER, that the right to convert Series C Preferred Shares called for redemption pursuant to Section 5 hereof shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Trust shall default in making payment of any cash payable upon such redemption under Section 5 hereof.

                  (b) In order to exercise the conversion right, the holder of each Series C Preferred Share to be converted shall surrender the certificate representing such Series C Preferred Share, duly endorsed or assigned to the Trust or in blank, to the Trust, accompanied by written notice to the Trust that the holder thereof elects to convert such Series C Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series C Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

Holders of Series C Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date (and of any accrued and unpaid dividends to the date of conversion), notwithstanding the conversion thereof, following such Dividend Payment Record Date and prior to such Dividend Payment Date; PROVIDED, HOWEVER, that no holder of Series C Preferred Shares surrendered for conversion shall be entitled to receive a dividend for such Dividend Period with respect to such Series C Preferred Shares if such holder is entitled to receive a distribution for the identical quarterly period with respect to Common Shares for which such Series C Preferred Shares have been exchanged.

As promptly as practicable after the surrender of certificates for Series C Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or send on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Series C Preferred Shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7. Such certificates shall be legended, to the extent deemed necessary by the Trust's counsel, to reflect any restrictions on resale required by applicable law.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series C Preferred Shares shall have been surrendered and such notice received by the Trust as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Trust shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series C Preferred Shares shall have been surrendered and such notice received by the Trust.

                  (c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series C Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series C Preferred Share, the Trust shall pay to the holder of such Series C Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series C Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Shares so surrendered.

                  (d) The Conversion Price shall be adjusted from time to time as follows:

                      (i) If the Trust shall after the Issue Date (A) pay a dividend or make a distribution on its shares of beneficial interest in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series C Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                      (ii) If the Trust shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chief Executive Officer or the Board of Trustees, whose determination shall be conclusive.

                      (iii) If the Trust shall distribute to all holders of its Common Shares any shares of beneficial interest of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of assets based upon a fair valuation of the assets, in excess of the sum of the liabilities of the Trust and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution) or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "SECURITIES"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the record date mentioned below, less the then fair market value (as determined by the Board of Trustees, whose determination shall be conclusive) of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series C Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); PROVIDED, HOWEVER, that on the date, if any, on which a person converting a Series C Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                      (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 7, the Trust shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase shares or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Trust to its shareholders shall not be taxable.

                  (e) If the Trust shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares outstanding, sale of all or substantially all of the Trust's assets or recapitalization of the Common Shares but excluding any transaction as to which subparagraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which Common Shares shall be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series C Preferred Share that is not redeemed or converted into the right to receive shares, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series C Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (a "CONSTITUENT PERSON"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share of the Trust held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series C Preferred Shares that will contain provisions enabling the holders of the Series C Preferred Shares that remain outstanding after such Transaction to convert their Series C Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                  (f) If:

                      (i) the Trust shall declare a dividend (or any other distribution) on the Common Shares (other than in cash out of assets, based on a fair valuation of assets, in excess of the sum of the liabilities of the Trust and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Trust and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or

                      (ii) the Trust shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                      (iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d)(i) of this Section 7 applies) or any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Trust for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Trust as an entirety and for which approval of any shareholders of the Trust is required; or

                      (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust,

then the Trust shall cause to be prepared and delivered to the holders of the Series C Preferred Shares at their addresses as shown on the share records of the Trust, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (g) Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly prepare and deliver to the holders of the Series C Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Trust shall mail such notice and such certificate to the holders of each Series C Preferred Share at such holder's last address as shown on the share records of the Trust.

                  (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Series C Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                  (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

                  (j) If the Trust shall take any action affecting the Common Shares, other than action described in this Section 7, that in the opinion of the Board of Trustees would materially adversely affect the conversion rights of the holders of the Series C Preferred Shares, the Conversion Price for the Series C Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

                  (k) The Trust will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series C Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series C Preferred Shares not theretofore converted. For purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series C Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Trust covenants that any Common Shares issued upon conversion of the Series C Preferred Shares shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series C Preferred Shares, the Trust shall take any trust action that, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Price.

The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Series C Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

                  (l) The Trust shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series C Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series C Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

         SECTION 8. PERMISSIBLE DISTRIBUTIONS. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of beneficial interest of any class or series whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Trust's total liabilities.

         SECTION 9. RANKING. (a) Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

                      (i) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares;

                      (ii) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Shares, if the holders of such class or series or Series C and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES"); and

                      (iii) junior to the Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Common Shares or if the holders of Series C Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series, and such class or series shall not in either case rank prior to the Series C Preferred Shares ("JUNIOR SHARES").

                  (b) The Series C Preferred Shares shall be deemed to rank on a parity with the Series A Convertible Preferred Shares, par value $.001 per share, and the Series B Convertible Preferred Shares, par value $.001 per share, of the Trust.

         SECTION 10. VOTING. Except as otherwise set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any trust action.

                  (a) So long as any Series C Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Declaration of the Trust, the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of Series C Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                      (i) Any amendment, alteration or repeal of any of the provisions of the Declaration or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series C Preferred Shares; PROVIDED, HOWEVER, that (A) the amendment of the provisions of the Declaration so as to authorize or create or to increase the authorized amount of, any Junior Shares or any shares of any class or series ranking on a parity with the Series C Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares and (B) any filing with the Department by the Trust in connection with a merger, consolidation or sale of all or substantially all of the assets of the Trust shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Declaration or these Articles Supplementary; or

                      (ii) The authorization or creation of, or the increase in the authorized amount of, any Parity Shares or shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends;

PROVIDED, HOWEVER, that no such vote of the holders of Series C Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares is to occur, provision is made for the redemption of all outstanding Series C Preferred Shares in accordance with Section 5 hereof.

                  (b) None of the Trust or any Subsidiary shall enter into any capital-raising transaction or financing, including any merger or acquisition, without the consent of holders of a majority in interest of the Series C Preferred Shares; PROVIDED, HOWEVER, that such consent shall not be required if, in each case, (i) such capital raising transaction or financing represents a replacement, renewal, refinancing or extension of outstanding indebtedness or any portion thereof of the Trust or of any Subsidiary; PROVIDED that any such replacement, renewal, refinancing or extension shall not exceed the sum of the principal amount of such indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal refinancing or extension and such reasonable fees and expenses incurred in connection therewith; or
(ii) the Fixed Charge Coverage Ratio for the Trust's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such capital-raising transaction or financing is entered into would have been more than 1.5 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if such capital-raising transaction or financing had been entered into at the beginning of such four-quarter period.

If and whenever the Trust breaches any of the covenants set forth in this
Section 10(b), the number of Trustees then constituting the Board of Trustees shall be increased by one and the holders of Series C Preferred Shares, voting separately as a single class, shall be entitled to nominate and elect the additional Trustee to serve on the Board of Trustees. Whenever the Trust cures any breach of any of such covenants or is no longer in violation thereof, then the rights of the holders of the Series C Preferred Shares to elect such additional Trustee shall cease, and the term of office of the person elected as a Trustee by the holders of the Series C Preferred Shares shall forthwith terminate and the number of Trustees constituting the Board of Trustees shall be reduced accordingly.

                  (c) Each Series C Preferred Share shall have one (1) vote per share.

         SECTION 11. RECORD HOLDERS. The Trust may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and the Trust shall not be affected by any notice to the contrary.

         SECTION 12. RESTRICTIONS ON OWNERSHIP AND TRANSFER. The Series C Preferred Shares constitute Preferred Shares, and Preferred Shares constitutes Shares of the Trust. Therefore, the Series C Preferred Shares, being Shares, are governed by and issued subject to all the limitations, terms and conditions of the Declaration applicable to Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article IV of the Declaration applicable to Shares. The foregoing sentence shall not be construed to limit the applicability to the Series C Preferred Shares of any other term or provision of the Declaration.

         IN WITNESS WHEREOF, KEYSTONE PROPERTY TRUST has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed to by its Secretary as of October 7, 1999.

WITNESS:                               KEYSTONE PROPERTY TRUST


/s/  Timothy A. Peterson               By:  /s/  Stephen J. Butte
-----------------------------------         -------------------------------
     Timothy A. Peterson,                        Stephen J. Butte,
     Secretary                                   Vice President


         The UNDERSIGNED, Vice President of KEYSTONE PROPERTY TRUST, who executed on behalf of the Trust these Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                       /s/  Stephen J. Butte
                                       -------------------------------------
                                            Stephen J. Butte,
                                            Vice President